Exhibit 2.1

Execution Version

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

among

EXTERRAN HOLDINGS, INC.

EXTERRAN ENERGY SOLUTIONS, L.P.

EES LEASING LLC

EXH GP LP LLC

EXTERRAN GP LLC

EXH MLP LP LLC

EXTERRAN GENERAL PARTNER, L.P.

EXLP OPERATING LLC

EXLP LEASING LLC

and

EXTERRAN PARTNERS, L.P.

dated as of

April 17, 2015

TABLE OF CONTENTS

ARTICLE I CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS		1

1.1	Transactions	1

1.2	Transaction Taxes	2

1.3	Proration of 2015 Ad Valorem Taxes	2

ARTICLE II CLOSING		3

2.1	Closing	3

2.2	Deliveries at the Closing	3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS		3

3.1	Organization and Existence	4

3.2	Authority and Approval	4

3.3	No Conflict	4

3.4	Consents	5

3.5	Laws and Regulations; Litigation	5

3.6	No Adverse Changes	6

3.7	Employee Benefits	6

3.8	Management Projections; Financial and Operational Information	6

3.9	Environmental Matters	6

3.10	Contracts	7

3.11	Equipment	7

3.12	Sufficiency of Assets	8

3.13	Licenses; Permits	8

3.14	Insurance	8

3.15	Brokerage Arrangements	8

3.16	Investment	8

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE RECIPIENTS		9

4.1	Organization and Existence	9

4.2	Authority and Approval	9

4.3	Delivery of Opinion	9

4.4	Brokerage Arrangements	9

4.5	Newly Issued Common Units	9

ARTICLE V [RESERVED]		10

ARTICLE VI COVENANTS, ETC.		10

6.1	Regulatory Filings; Consents	10

6.2	Independent Investigation	10

6.3	Inadvertent Transfers of, or Failure to Transfer, Assets	10

ARTICLE VII INDEMNIFICATION		11

7.1	Indemnification of the Contributors and Other Parties	11

7.2	Indemnification of the Recipients and other Parties	11

7.3	Demands	11

7.4	Right to Contest and Defend	12

7.5	Cooperation	13

7.6	Right to Participate	13

7.7	Payment of Damages	13

7.8	Limitations on Indemnification	13

7.9	Survival	14

7.10	Sole Remedy	14

7.11	Express Negligence Rule	14

ARTICLE VIII [RESERVED]		14

ARTICLE IX MISCELLANEOUS		14

9.1	Transfer Restrictions	14

9.2	Registration Rights of MLP LP LLC and its Affiliates	15

9.3	Expenses	17

9.4	Right of Offset	17

9.5	Notices	18

9.6	Governing Law	19

9.7	Public Statements	19

9.8	Form of Payment	19

9.9	Entire Agreement; Amendments and Waivers	19

9.10	Binding Effect and Assignment	19

9.11	Severability	19

9.12	Interpretation	20

9.13	Headings and Schedules	20

9.14	Counterparts	20

EXHIBITS AND SCHEDULES

Exhibit A	EES Leasing Bill of Sale

Exhibit B	EESLP Bill of Sale

Exhibit C	EXLP Bill of Sale

Exhibit D	EXLP Operating Bill of Sale

Exhibit E	Sixth Amendment to Third Amended and Restated Omnibus Agreement

Schedule A	EES Leasing Compression Equipment

Schedule B	Compression Agreements

Schedule C	Leased Equipment

Schedule 3.10	Contracts

Schedule 3.11	Compression Equipment

Schedule 3.14	Insurance

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”) is made and entered into as of April 17, 2015 (the “Closing Date”) by and among Exterran Holdings, Inc., a Delaware corporation (“EXH”), Exterran Energy Solutions, L.P., a Delaware limited partnership (“EESLP”), EES Leasing LLC, a Delaware limited liability company (“EES Leasing”), EXH GP LP LLC, a Delaware limited liability company (“LP LLC”), Exterran GP LLC, a Delaware limited liability company (“GP LLC”), EXH MLP LP LLC, a Delaware limited liability company (“MLP LP LLC”), Exterran General Partner, L.P., a Delaware limited partnership (“GP”), EXLP Operating LLC, a Delaware limited liability company (“EXLP Operating”), EXLP Leasing LLC, a Delaware limited liability company (“EXLP Leasing”), and Exterran Partners, L.P., a Delaware limited partnership (“EXLP”).

RECITALS:

WHEREAS, at the Closing (as defined below), each of the events and transactions set forth in Section 1.1 below shall occur; and

WHEREAS, the Contributors (as defined below) desire to contribute the Assets (as defined below) to EXLP in exchange for an aggregate consideration of $102.3 million, consisting of (i) 3,963,138 common units representing limited partner interests in EXLP (the “New Common Units”) to be issued to MLP LP LLC and (ii) 80,341 general partner units in EXLP (the “New GP Units”) to be issued to GP, in each case based on the volume-weighted average of the last trading prices per EXLP common unit on the NASDAQ Global Select Market during the regular trading sessions ended on each of the 10 consecutive trading days prior to the date of this Agreement.

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS

1.1                               Transactions.  Concurrently with the execution of this Agreement and pursuant to the terms hereof, each of the following transactions (collectively, the “Transactions”) is occurring as of the Closing Date:

(a)                                 EES Leasing sells to EESLP (i) the compression equipment set forth on Schedule A (the “EES Leasing Compression Equipment”), and (ii) the compression equipment set forth on Schedule C (the “Leased Equipment” and, together with the EES Leasing Compression Equipment, the “Compression Equipment”) and in exchange the balance under the existing revolving note, dated October 1, 2007, from EES Leasing in favor of EESLP is reduced by an amount equal to the net book value of the Compression Equipment as of the Closing Date, all pursuant to and in accordance with that certain Bill of Sale between EES Leasing and EESLP in the form set forth as Exhibit A (the “EES Leasing Bill of Sale”);

(b)                                 EESLP contributes to EXLP (i) the master agreements and compression services agreements set forth on Schedule B (the “CSAs”), and (ii) the Compression Equipment (the items described in clauses (i) and (ii) together being referred to herein as the “Assets”) (of which Assets (a) an undivided 1.98689814134% interest shall be deemed contributed to LP LLC, by LP LLC to GP and by GP to EXLP, (b) an undivided 0.00001986918% interest shall be deemed contributed to GP LLC, by GP LLC to GP and by GP to EXLP and (c) an undivided 98.013081989477% interest shall be deemed contributed to MLP LP LLC and by MLP LP LLC to EXLP) in exchange for the following: (A) EXLP’s issuance of the New Common Units to MLP LP LLC, and (B) EXLP’s issuance of the New GP Units to GP in consideration of GP maintaining its current 1.986918010523% general partner interest in EXLP), all pursuant to and in accordance with that certain Bill of Sale between EESLP and EXLP in the form set forth as Exhibit B (the “EESLP Bill of Sale”);

(c)                                  EXLP sells the Assets to EXLP Operating in exchange for an increase in the balance under the existing revolving note dated July 26, 2010 from EXLP Operating in favor of EXLP in an amount equal to the net book value of the Compression Equipment as of the Closing Date pursuant to and in accordance with that certain Bill of Sale between EXLP and EXLP Operating dated as of the date hereof in the form set forth as Exhibit C (the “EXLP Bill of Sale”);

(d)                                 EXLP Operating sells the Compression Equipment to EXLP Leasing, and in exchange the balance under the existing revolving note, dated July 30, 2008, from EXLP Leasing in favor of EXLP Operating is increased by an amount equal to the net book value of the Compression Equipment as of the Closing Date, all pursuant to and in accordance with that certain Bill of Sale between EXLP Operating and EXLP Leasing dated as of the date hereof in the form set forth as Exhibit D (the “EXLP Operating Bill of Sale”); and

(e)                                  MLP LP LLC and GP hereby agree that they will not be entitled to, and will not receive, a cash distribution relating to the quarter ended March 31, 2015 in respect of the New Common Units, the New GP Units or the Incentive Distribution Rights (as defined in the EXLP limited partnership agreement) related to such New Common Units.

1.2                               Transaction Taxes.  All sales, use, transfer, filing, recordation, registration and similar taxes and fees arising from or associated with the transactions contemplated hereunder other than taxes based on income (“Transaction Taxes”), shall be borne 50% on a joint and several basis by EES Leasing and EESLP (each a “Contributor” and, together, the “Contributors”) and 50% by EXLP.  To the extent under applicable law the transferee is responsible for filing tax returns in respect of Transaction Taxes, EXLP shall prepare and file all such returns.  The parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes.  The party that is not responsible under applicable law for paying the Transaction Taxes shall pay its share of the Transaction Taxes to the responsible party prior to the due date of such taxes.

1.3                               Proration of 2015 Ad Valorem Taxes.  Ad valorem taxes relating to the Equipment for the 2015 year shall be prorated on a daily basis between EXLP Leasing on the one hand and EES Leasing on the other hand, with EES Leasing responsible for the prorated portion of such taxes for the period (for purposes of this Section 1.3, “period” means the period beginning on the assessment date for ad valorem taxes through the day before the next assessment date for such taxes) up to and including the Closing Date and EXLP Leasing responsible for the prorated portion of such taxes after the Closing Date.  The party that receives the ad valorem tax billing (the “Billed Party”) shall provide a copy of such billing to the other party together with a calculation of the prorated ad valorem taxes owed by each party. The party that did not receive the ad valorem tax billing shall pay its prorated portion of the ad valorem taxes to the Billed Party prior to the due date of such taxes and the Billed Party shall be responsible for the timely payment of the ad valorem taxes to the taxing authorities.

ARTICLE II

CLOSING

2.1                               Closing.  The closing (the “Closing”) of the Transactions will be held at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas at 9:00 a.m. (Houston, Texas time) on the Closing Date.

2.2                               Deliveries at the Closing.  At the Closing, concurrently with the execution of this Agreement:

(a)                                 Each party will execute and deliver the bills of sale described in Section 1.1 to which it is a party;

(b)                                 EXLP will issue the New Common Units to MLP LP LLC and the New GP Units to GP;

(c)                                  The Contributors will deliver to EXLP a certificate (i) stating that each of the Contributors is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing their U.S. Employer Identification Numbers and (iii) providing their addresses, all pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended;

(d)                                 The Contributors will deliver, or cause to be delivered, to EXLP all other documents, certificates and other instruments required to be delivered or caused to be delivered by the Contributors pursuant hereto;

(e)                                  Each party will execute and deliver all other documents, certificates and other instruments required to be delivered or caused to be delivered by it pursuant to this Agreement; and

(f)                                   Each party to the Third Amended and Restated Omnibus Agreement, dated as of June 10, 2011, by and among EXH, EESLP, GP LLC, GP, EXLP and EXLP Operating (as amended prior to the Closing Date, the “Omnibus Agreement”) will execute the Sixth Amendment thereto in the form set forth as Exhibit E.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS

Each of the Contributors hereby represents and warrants, jointly and severally, to EXLP, EXLP Operating and EXLP Leasing (collectively, the “Recipients”) that as of the date hereof:

3.1                               Organization and Existence.  Each of the Contributors and MLP LP LLC has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of formation, with full limited liability company or limited partnership power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.  Each of the Contributors and MLP LP LLC is duly qualified to transact business and is in good standing as a limited liability company or limited partnership in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a material adverse effect on the business, financial or operating condition or results of operations of the Business (defined herein) or the Assets, taken as a whole (a “Material Adverse Effect”).

3.2                               Authority and Approval.  Each of the Contributors and MLP LP LLC has the limited liability company or limited partnership power and authority to execute and deliver this Agreement, to consummate the Transactions and to perform all the terms and conditions hereof to be performed by it.  The execution and delivery by the Contributors and MLP LP LLC of this Agreement, the performance by each of them of all the terms and conditions hereof to be performed by it and the consummation of the Transactions have been duly authorized and approved by all requisite limited liability company or limited partnership action of each of them.  This Agreement constitutes the valid and binding obligation of each of the Contributors and MLP LP LLC, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3                               No Conflict.  This Agreement and the execution and delivery hereof by the Contributors and MLP LP LLC do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

(a)                                 conflict with any of the provisions of the charter documents or bylaws or equivalent governing instruments of the Contributors and MLP LP LLC or the provisions of the CSAs;

(b)                                 conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any Contributor or MLP LP LLC;

(c)                                  conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any material indenture, mortgage, lien or material agreement, contract, commitment or instrument to which any Contributor or MLP LP LLC is a party or by which it is bound or to which any of its property is subject;

(d)                                 result in the creation of, or afford any person the right to obtain, any material lien, charge or encumbrance on the capital stock or other equity interests, property or assets of any Contributor or MLP LP LLC under any such material indenture, mortgage, lien, agreement, contract, commitment or instrument; or

(e)                                  result in the revocation, cancellation, suspension or material modification, singly or in the aggregate, of any Governmental Approval (as defined below) possessed by any Contributor or MLP LP LLC that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted, including any Governmental Approvals under any applicable Environmental Law (as defined below);

except, in the case of clauses (b), (c), (d) and (e), as would not have, individually or in the aggregate, a Material Adverse Effect and except for such as will have been cured at or prior to the Closing.

3.4                               Consents.  Except for notice to, or consent of, Governmental Authorities (as defined below) related to the transfer of environmental permits, no consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with, (each a “Governmental Approval”) any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (collectively, “Governmental Authorities”) or other person or entity is required to be obtained or made by or with respect to the Contributors or MLP LP LLC in connection with:

(a)                                 the execution, delivery, and performance of this Agreement or the consummation of the Transactions;

(b)                                 the enforcement against the Contributors or MLP LP LLC of their respective obligations hereunder; or

(c)                                  following the Closing, the conduct by EXLP of the business  represented by the Assets as it was conducted immediately prior to the date hereof (the “Business”).

3.5                               Laws and Regulations; Litigation.  As of the date hereof, there are no pending claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) with respect to which any of the Contributors or MLP LP LLC has been contacted in writing by or on behalf of the plaintiff or claimant, against or affecting the Business or the Assets or their ownership of the Business or the Assets (other than Litigation under any Environmental Law, which is the subject of Section 3.9) that (i) would individually, or in the aggregate, have a Material Adverse Effect or (ii) seek any material injunctive relief.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (x) the Contributors and MLP LP LLC are not in violation of or in default under any law or regulation or under any order (other than Environmental Laws, which are the subject of Section 3.9) of any Governmental Authority applicable to it and (y) there is no Litigation (other than Litigation under any Environmental Law, which is the subject of Section 3.9) pending or, to any Contributor’s knowledge, threatened against or affecting such Contributor or MLP LP LLC, or any of their respective properties or assets, at law or in equity, by or before any Governmental Authority having jurisdiction over such party.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Litigation is pending or, to any Contributor’s knowledge, threatened to which any Contributor or MLP LP LLC is or may become a party that questions or involves the validity or enforceability of any of their respective obligations under this Agreement or seeks to prevent or delay, or damages in connection with, the consummation of the Transactions.

3.6                               No Adverse Changes.  Except for changes in the ordinary course of business due to matters that generally affect the economy or the industry in which the Business is engaged (including but not limited to fluctuations in the prices of natural gas or crude oil or any derivative of natural gas or crude oil), since December 31, 2014 there have been no changes in the Assets or the liabilities, financial or operational condition or results of operations of the Business that have had a Material Adverse Effect.  Since January 1, 2015 the Contributors have caused the Business to be conducted in the ordinary course and in substantially the same manner as previously conducted.

3.7                               Employee Benefits.  The Business does not have and never has had any employees.  None of the Contributors is a party to or is bound by any collective bargaining agreement with respect to any employees who perform services in connection with the Business. The Business does not and has never sponsored, maintained, contributed to or been a party to any employee benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, or any other employee benefit or compensation arrangement, agreement or program.

3.8                               Management Projections; Financial and Operational Information.  The projections (including projections of maintenance capital and allocated sales, general and administrative expense required for the Assets) provided to EXLP (including those provided to Simmons & Company International (“Simmons”), the financial advisor to the conflicts committee (the “Conflicts Committee”) of the Board of Directors of GP LLC) by the Contributors as part of EXLP’s due diligence review of the Business in connection with this Agreement are consistent with management’s current expectations. The historical and current information regarding horsepower, revenues and costs of sales relating to the Assets and the Business provided to Simmons as part of its review of the Assets for the Conflicts Committee (the “Financial and Operational Information”) is correct and complete for the periods covered, in all material respects, and is derived from the Contributors’ books and records.

3.9                               Environmental Matters.  With respect to the Business, except as do not (individually or in the aggregate) have a Material Adverse Effect, the Contributors (i) are in compliance with any and all applicable federal, state and local laws and regulations relating to the prevention of pollution or protection of the environment or imposing liability or standards of conduct concerning any Hazardous Materials (as defined below) (“Environmental Laws”), (ii) have received all permits required of them under applicable Environmental Laws to conduct the Business as presently conducted, (iii) are in compliance with all terms and conditions of any such permits and (iv) do not have any liability in connection with the release into the environment of any Hazardous Material. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.

3.10                        Contracts.

(a)                                 True and complete copies of the CSAs have been made available to EXLP.  Except as set forth in Schedule 3.10, the Contributors are not and, to the Contributors’ knowledge, no other party is in default under or in breach or violation of (and no event has occurred which, with notice or the lapse of time or both, would constitute a default under or a breach or violation or lapse of) any term, condition or provision of any CSA except for defaults, breaches, violations or events that, individually or in the aggregate, do not have a Material Adverse Effect.

(b)                                 Except as set forth in Schedule 3.10, each of the CSAs constitutes a valid, binding and enforceable obligation of any Contributor that is a party thereto and, to the Contributors’ knowledge, enforceable obligations of any other party thereto, in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect, and no defenses, off-sets or counterclaims have been asserted or, to the Contributors’ knowledge, threatened by any party thereto, nor has any Contributor waived any material rights thereunder.

(c)                                  Except as set forth in Schedule 3.10, to the Contributors’ knowledge, (i) none of the Contributors has received any compensation for services provided under any CSA that is subject to any refund or creates any repayment obligation either by or to any Contributor, and there is no basis for a claim that a refund is due and (ii) EXLP Operating will be entitled to receive the full contract price, in accordance with the terms of each CSA, for all services provided thereunder on and after the Closing Date.

3.11                        Equipment.

(a)                                 The applicable Contributor and MLP LP LLC has good and marketable, legal and indefeasible title to the Equipment, free and clear of all preferential purchase rights, options or other rights to purchase and in each case free and clear of all security interests, liens, mortgages, pledges, charges, claims, restrictions, easements, encumbrances and rights of others (“Liens”) for sums not yet due except (i) those set forth in Schedule 3.11, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens for taxes that are not due and payable or that may thereafter be paid without penalty, (iv) Liens securing debt of EXH that will be released prior to or as of the Closing (a complete list of which is set forth on Schedule 3.11) and (v) other imperfections of title or encumbrances that, individually or in the aggregate, could not reasonably be expected to materially interfere with the ordinary conduct of the Business (the Liens described in clauses (i), (ii), (iii), (iv) and (v) above are hereinafter referred to collectively as “Permitted Liens”).

(b)                                 The Equipment is, in the aggregate, in good operating condition and repair (normal wear and tear excepted) and has been maintained in accordance with applicable laws and regulations, as well as generally accepted industry practice, and is adequate for the purposes for which it is currently being used or held for use.

3.12                        Sufficiency of Assets.  The Assets constitute all of the assets necessary to conduct the Business in a manner materially consistent with the Financial and Operational Information.

3.13                        Licenses; Permits.  The Contributors hold all licenses, permits and authorizations (other than environmental permits, which are the subject of Section 3.9) that are necessary for the conduct of the Business and the ownership and current operation of the Assets, each in compliance with applicable law and regulation of Governmental Authorities, except for those the failure of which to have, individually or in the aggregate, does not have a Material Adverse Effect.  The Contributors have complied in all material respects with all terms and conditions thereof.

3.14                        Insurance.  The Contributors or their affiliates maintain policies of fire and casualty, liability, and other forms of property and liability insurance related to the Assets and the Business in such amounts, with such deductibles, and against such risks and losses as are, in the Contributors’ judgment, reasonable for the Business and the Assets, and such policies are listed on Schedule 3.14.  All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.  To the Contributors’ knowledge, the activities and operations of the Business have been conducted in a manner so as to conform in all material respects to all applicable provisions of those insurance policies.

3.15                        Brokerage Arrangements.  None of the Contributors has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate EXLP to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the Transactions.

3.16                        Investment.  MLP LP LLC is not acquiring the New Common Units with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  MLP LP LLC is familiar with investments of the nature of the New Common Units, understands that this investment involves substantial risks, has adequately investigated EXLP and the New Common Units, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the New Common Units, and is able to bear the economic risks of such investment.  MLP LP LLC has had the opportunity to visit with EXLP and meet with the officers of its general partner and other representatives to discuss the business, assets, liabilities, financial condition, and operations of EXLP, has received all materials, documents and other information that MLP LP LLC deems necessary or advisable to evaluate EXLP and the New Common Units, and has made its own independent examination, investigation, analysis and evaluation of EXLP and the New Common Units, including its own estimate of the value of the New Common Units.  MLP LP LLC has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of EXLP) as MLP LP LLC deems adequate.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE RECIPIENTS

Each of the Recipients hereby represents and warrants, jointly and severally, to the Contributors that as of the date hereof:

4.1                               Organization and Existence.  Each of the Recipients is a partnership or limited liability company validly existing and in good standing under the laws of the State of Delaware, with full partnership or limited liability company power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.  Each of the Recipients is duly qualified to transact business as a limited partnership or limited liability company and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a material adverse effect on the business, financial condition or results of operations of the Recipients, taken as a whole (a “Recipient Material Adverse Effect”).

4.2                               Authority and Approval.  Each of the Recipients has the partnership or limited liability company power and authority to execute and deliver this Agreement, to consummate the Transactions and to perform all the terms and conditions hereof to be performed by it.  The execution and delivery by the Recipients of this Agreement, the performance by each of them of all the terms and conditions hereof to be performed by it and the consummation of the Transactions have been duly authorized and approved by all requisite partnership or limited liability company action of each of the Recipients.  This Agreement constitutes the valid and binding obligation of each of the Recipients, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3                               Delivery of Opinion.  Simmons has delivered an opinion to the Conflicts Committee that, as of the date of such opinion, the aggregate consideration to be paid by the Recipients as consideration for the Assets pursuant to this Agreement is fair to the common unitholders of EXLP (other than EESLP and its subsidiaries) from a financial point of view.

4.4                               Brokerage Arrangements.  No Recipient has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate the Contributors or any of their affiliates (other than the Recipients) to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the Transactions.

4.5                               Newly Issued Common Units.  The New Common Units being issued at Closing will be, when issued in consideration for the contribution by the Contributors of the Assets, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in EXLP’s limited partnership agreement).  The New Common Units have been approved for listing on the NASDAQ Global Select Market, subject to notice of issuance.

ARTICLE V
[RESERVED]

ARTICLE VI
COVENANTS, ETC.

6.1                               Regulatory Filings; Consents.

(a)                                 The Contributors and the Recipients shall in good faith cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use commercially reasonable efforts to obtain the transfer or issuance to the Recipients of all necessary consents, approvals and authorizations of all Governmental Authorities at the earliest possible date and (iv) use commercially reasonable efforts to obtain all consents, approvals and authorizations of all other parties, in the case of each of clauses (i) through (iv) above as are necessary or advisable to consummate the transactions contemplated by this Agreement at the earliest possible date or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which any of the Contributors or the Recipients is a party or by which any of them is bound.

(b)                                 Notwithstanding anything in this Agreement, the Recipients agree that the Contributors’ obligations under this Agreement shall in no way require any Contributor to accept any condition or requirement of any regulatory approval that is or could reasonably be determined to be adverse to any Contributor or EXH.

6.2                               Independent Investigation.  The Recipients acknowledge that in making the decision to enter into this Agreement and to consummate the Transactions, they have relied solely on their own independent investigation of the Business and the Assets and upon the express written representations, warranties and covenants in this Agreement.  Without diminishing the scope of the express written representations, warranties and covenants of the parties in this Agreement and without affecting or impairing its right to rely thereon, THE RECIPIENTS ACKNOWLEDGE THAT THE CONTRIBUTORS HAVE NOT MADE, AND THE CONTRIBUTORS HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE ASSETS OR THE BUSINESS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).

6.3                               Inadvertent Transfers of, or Failure to Transfer, Assets.  Within 10 business days following the Closing, the Contributors shall provide the Recipients a definitive list (the “Closing Asset List”) of the compression equipment, compression services agreements and master agreements that were used as of the Closing Date to provide compression services to the customers listed in Schedules A and B.  In the event that the Closing Asset List indicates that any assets were inadvertently transferred by the Contributors as part of the Assets, the applicable Recipient shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as EESLP may reasonably request, as may be necessary or advisable to effect or evidence the transfer of those assets to EESLP or such affiliate as EESLP directs.  In the event that the Closing Asset List indicates that any Contributor failed to transfer (A) any assets that are used to provide compression services under the CSAs or (B) any CSAs as of the Closing Date, the applicable parties shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as EXLP may reasonably request, as may be necessary or advisable to effect or evidence the transfer of those assets or CSAs in accordance with this Agreement..

ARTICLE VII
INDEMNIFICATION

7.1                               Indemnification of the Contributors and Other Parties.  Solely for the purpose of indemnification in this Section 7.1, the representations and warranties of the Recipients in this Agreement shall be deemed to have been made without regard to any materiality or Recipient Material Adverse Effect qualifiers.  From and after the Closing Date, and notwithstanding any provision in the Omnibus Agreement to the contrary, the Recipients shall indemnify and hold the Contributors and their affiliates (other than GP LLC, GP and the Recipients and their respective subsidiaries), equity holders, directors, officers, employees, agents, representatives and insurers (together with the Contributors, the “Contributor Parties”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by the Contributor Parties as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of any Recipient in this Agreement, (b) any breach of any agreement or covenant under this Agreement on the part of any Recipient or (c)  the ownership, operation or conduct of the Businesses or the Assets on or after the Closing Date, other than those for which the Recipients may be indemnified by the Contributors hereunder.

7.2                               Indemnification of the Recipients and other Parties.  Solely for the purpose of indemnification in this Section 7.2, the representations and warranties of the Contributors in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. From and after the Closing Date, and notwithstanding any provision in the Omnibus Agreement to the contrary, the Contributors shall indemnify and hold GP LLC, GP and the Recipients and their respective subsidiaries, equity holders (other than LP LLC, MLP LP LLC and any of the Contributor Parties), directors, officers, employees, agents, representatives and insurers (together with the Recipients, the “Recipient Parties”) harmless from and against any and all Damages suffered by the Recipient Parties as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of any Contributor in this Agreement, (b) any breach of any agreement or covenant under this Agreement on the part of any Contributor or (c) the ownership, operation or conduct of the Business or the Assets prior to the Closing Date.

7.3                               Demands.  Each indemnified party agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have.  Such notice shall include a formal demand for indemnification under this Agreement.  The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement to the extent that knowing failure to notify actually results in material prejudice or damage to the indemnifying party.

7.4                               Right to Contest and Defend.  The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim.  Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate.  Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 7.4 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.  The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense.  If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party.

Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.  If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

7.5                               Cooperation.  If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating.  At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

7.6                               Right to Participate.  The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.

7.7                               Payment of Damages.  The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within 10 days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered.  In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all tax benefits and other reimbursements (including, without limitation, insurance proceeds) credited to or received by the other party related to the Damages.

7.8                               Limitations on Indemnification.

(a)                                 To the extent the Recipient Parties are entitled to indemnification for Damages pursuant to Section 7.2(a) or (b), the Contributors shall not be liable for those Damages unless the aggregate amount of Damages exceeds $1.02 million (the “Deductible”), and then only to the extent of any such excess; provided, that the Contributors shall not be liable for Damages that exceed, in the aggregate, $10.2 million (the “Cap”) less the Deductible.

(b)                                 Notwithstanding clause (a) above, to the extent the Recipient Parties are entitled to indemnification for Damages for claims pursuant to Section 7.2(b) (solely with respect to agreements and/or covenants to be performed after the Closing Date), Section 7.2(c) or arising from fraud, the Contributors shall be fully liable for such Damages without respect to the Deductible or the limitations in Section 7.8(a).

(c)                                  To the extent the Contributor Parties are entitled to indemnification for Damages pursuant to Section 7.1(a) or (b), the Recipients shall not be liable for those Damages unless the aggregate amount of Damages exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess; provided, that the Recipients shall not be liable for Damages that exceed, in the aggregate, the Cap less the Deductible.

(d)                                 Notwithstanding clause (c) above, to the extent the Contributor Parties are entitled to indemnification for Damages pursuant to Section 7.1(b) (solely with respect to agreements and/or covenants to be performed after the Closing Date), Section 7.1(c) or for claims arising from fraud, the Recipients shall be fully liable for such Damages without respect to the Deductible and the limitations in Section 7.8(c).

7.9                               Survival.

(a)                                 The liability of the Contributors for the breach of any of the representations and warranties of the Contributors set forth in Sections 3.1, 3.2, 3.3 and 3.11(a) shall be limited to claims for which the Recipients deliver written notice to the Contributors on or before the date that is two years after the Closing Date.  The liability of the Contributors for the breach of any of the representations and warranties of the Contributors set forth in Article III other than those set forth in the immediately previous sentence shall be limited to claims for which the Recipients deliver written notice to the Contributors on or before the date that is one year after the Closing Date.

(b)                                 The liability of the Recipients for the breach of any of the representations and warranties of the Recipients set forth in Article IV shall be limited to claims for which the Contributors deliver written notice to the Recipients on or before the date that is one year after the Closing Date.

7.10                        Sole Remedy.  After the Closing, no party shall have liability under this Agreement or the Transactions except as is provided in this Article VII (other than claims or causes of action arising from fraud) and as set forth in the Omnibus Agreement.

7.11                        Express Negligence Rule.  THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY.  THE RECIPIENTS AND THE CONTRIBUTORS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE.  NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

ARTICLE VIII
[RESERVED]

ARTICLE IX
MISCELLANEOUS

9.1                               Transfer Restrictions.

(a)                                 For a 180-day period beginning on the Closing Date, neither the New Common Units nor any interest therein shall be transferable by MLP LP LLC without the prior written consent of EXLP, except for transfers to affiliated entities of the Contributors in compliance with the provisions of the Securities Act, and the rules and regulations thereunder.  EXLP shall require (in form and substance reasonably satisfactory to EXLP) any proposed permitted transferee of any such New Common Units or any interest therein to be acquired from

MLP LP LLC to agree to take and hold such New Common Units or any interest therein subject to the provisions and upon the conditions specified in this Section 9.1. Any transfer of those New Common Units or any interest therein otherwise than in accordance with the terms of this Agreement shall be null and void.

(b)                                 Notwithstanding Section 9.1(a), neither the New Common Units nor any interest therein shall be transferable by MLP LP LLC, except for transfers to affiliated entities of the Contributors, until such time as the GP determines, based on advice of counsel, that each such New Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit (as defined in EXLP’s limited partnership agreement).  In connection with the condition imposed by this Section 9.1, the GP may take whatever steps are required to provide economic uniformity to such New Common Units, including the application of Section 6.2(c) of EXLP’s limited partnership agreement.  For the avoidance of doubt, such determination by the GP may occur at any time following the Closing Date.

9.2                               Registration Rights of MLP LP LLC and its Affiliates.

(a)                                 If (i) MLP LP LLC or any affiliate of MLP LP LLC (including for purposes of this Section 9.2, any affiliate of MLP LP LLC as of the date hereof notwithstanding that it may later cease to be an affiliate of MLP LP LLC) desires to sell New Common Units and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of New Common Units (the “Holder”) to dispose of the number of New Common Units it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, EXLP shall file with the United States Securities and Exchange Commission (the “Commission”) as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all New Common Units covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of New Common Units specified by the Holder; provided, however, that EXLP shall not be required to effect more than three registrations pursuant to this Section 9.2(a) and Section 9.2(b); and provided further, however, that if the Conflicts Committee determines that the requested registration would be materially detrimental to EXLP or the limited partners of EXLP (other than EESLP and its subsidiaries) because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving EXLP, (y) require premature disclosure of material information that EXLP has a bona fide business purpose for preserving as confidential or (z) render EXLP unable to comply with requirements under applicable securities laws, then EXLP shall have the right to postpone such requested registration for a period of not more than three months after receipt of the Holder’s request, such right pursuant to this Section 9.2(a) or Section 9.2(b) not to be utilized more than twice in any 12-month period.  In connection with any registration pursuant to the first sentence of this Section 9.2(a), EXLP shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, EXLP would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the New Common Units subject to such registration on a national securities exchange as the Holder shall reasonably request, and (ii) use commercially reasonable efforts to do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such New Common Units in such states. Except as set forth in Section 9.2(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions and excluding the legal fees and other expenses incurred by the Holder) shall be paid by EXLP, without reimbursement by the Holder.

(b)                                 If any Holder holds New Common Units that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of New Common Units it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, EXLP shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all New Common Units covered by a shelf registration statement have been sold, a “shelf” registration statement covering the New Common Units specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that EXLP shall not be required to effect more than three registrations pursuant to Section 9.2(a) and this Section 9.2(b); and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to EXLP and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving EXLP, (y) require premature disclosure of material information that EXLP has a bona fide business purpose for preserving as confidential or (z) render EXLP unable to comply with requirements under applicable securities laws, then EXLP shall have the right to suspend such offering or use for a period of not more than three months after receipt of the Holder’s request, such right pursuant to Section 9.2(a) or this Section 9.2(b) not to be utilized more than twice in any 12-month period.

(c)                                  Except as provided in the first sentence of each of subsections (a) and (b) of this Section 9.2, EXLP shall be deemed not to have used all reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of New Common Units covered thereby not being able to offer and sell such New Common Units at any time during such period, unless such action is required by applicable law.

(d)                                 If EXLP shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of EXLP for cash (other than an offering relating solely to an employee benefit plan), EXLP shall use all reasonable efforts to provide the Holders notice of its intention to file such registration statement and shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that EXLP is not required to make any effort or take any action to so include the securities of the Holder once the registration statement is declared effective by the Commission or otherwise becomes effective, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 9.2(d) shall be an underwritten offering, then, if the managing underwriter or managing underwriters of such offering advise EXLP and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s New Common Units would adversely and materially affect the success of the offering, EXLP shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not adversely and materially affect the offering. All costs and expenses of any such registration and offering (other than the underwriting discounts and commissions and excluding the legal fees and other expenses incurred by the Holder) shall be paid by EXLP, without reimbursement by the Holder.

(e)                                  The provisions of Section 9.2(a), Section 9.2(b) and Section 9.2(d) shall continue to be applicable with respect to MLP LP LLC (and any of MLP LP LLC’s affiliates) after GP ceases to be a general partner of EXLP, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the New Common Units with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that EXLP shall not be required to file successive registration statements covering the same New Common Units for which registration was demanded during such two-year period. The provisions of Section 9.2(d) shall continue in effect thereafter.

(f)                                   The rights to cause EXLP to register New Common Units pursuant to this Section 9.2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such New Common Units if (i) EXLP is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the number of New Common Units with respect to which such registration rights are being assigned and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 9.2.

(g)                                  Any request to register New Common Units pursuant to this Section 9.2 shall (i) specify the New Common Units intended to be offered and sold by the person making the request, (ii) express such person’s present intent to offer such New Common Units for distribution, (iii) describe the nature or method of the proposed offer and sale of New Common Units, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit EXLP to comply with all applicable requirements in connection with the registration of such New Common Units.

9.3                               Expenses.  Except as otherwise set forth herein, each party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for effecting the provisions of this Agreement.

9.4                               Right of Offset.  Each party agrees that, in addition to, and without limitation of, any right of set-off, lien or counterclaim a party may otherwise have, each party shall have the right and be entitled, at its option, to offset (a) balances held by it or by any of its affiliates for account of any other party at any of its offices and (b) other obligations at any time owing by such party in connection with any obligations to or for the credit or account of the other party, against any principal of or interest on any of such other party’s indebtedness or any other amount due and payable to such other party hereunder that is not paid when due.

9.5                               Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

If to the Contributors or any other party except the Recipients, addressed to:

Exterran Energy Solutions, L.P.

16666 Northchase Drive

Houston, Texas 77060

Attention: General Counsel

Telecopy: (281) 836-8061

with a copy, which will not constitute notice, to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson

Telecopy: (713) 546-5401

If to the Recipients, addressed to:

Exterran Partners, L.P.

16666 Northchase Drive

Houston, Texas 77060

Attention: James G. Crump

Telecopy: (281) 836-8061

with a copy, which will not constitute notice, to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: John Goodgame

Telecopy: (713) 236-0822

Notice given by personal delivery, courier service or telecopier shall be effective upon actual receipt.  Notice given by mail shall be effective at the close of business on the third business day following the day when placed in the mail, certified, with postage prepaid and return receipt requested, appropriately addressed.  Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

9.6                               Governing Law.  This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

9.7                               Public Statements.  The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to the Transactions without the consent of the other parties, which shall not be unreasonably withheld or delayed, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or stock exchange regulations.

9.8                               Form of Payment.  All payments hereunder shall be made in United States dollars and, unless the parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the party receiving payment may designate at least three business days prior to the proposed date of payment.

9.9                               Entire Agreement; Amendments and Waivers.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto (collectively, the “Constituent Documents”), (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any other person or entity any rights or remedies hereunder except as Article VII or Article IX contemplates or except as otherwise expressly provided herein or therein.  Each party to this Agreement agrees that (i) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the Constituent Documents, and (ii) such party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the Transactions other than those referred to in clause (i) above.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

9.10                        Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but, except as provided in Section 9.2(f), neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties.

9.11                        Severability.  If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this

Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.

9.12                        Interpretation.  The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.13                        Headings and Schedules.  The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, those schedules are incorporated in the definition of “Agreement.”

9.14                        Counterparts.  This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

EXECUTED as of the date first set forth above.

EXTERRAN HOLDINGS, INC.

By:	/s/ Jon C. Biro
Name:	Jon C. Biro
Title:	Senior Vice President and Chief Financial Officer

EXTERRAN ENERGY SOLUTIONS, L.P.

By:	/s/ Jon C. Biro
Name:	Jon C. Biro
Title:	Senior Vice President and Chief Financial Officer

EES LEASING LLC

By:	/s/ Jon C. Biro
Name:	Jon C. Biro
Title:	Senior Vice President and Chief Financial Officer

EXH GP LP LLC

By:	/s/ Pamela A. Jasinski
Name:	Pamela A. Jasinski
Title:	Manager

EXTERRAN GP LLC

By:	/s/ Jon C. Biro
Name:	Jon C. Biro
Title:	Senior Vice President and Chief Financial Officer EXH MLP LP LLC

By:	/s/ Pamela A. Jasinski
Name:	Pamela A. Jasinski
Title:	Manager

Contribution Agreement Signature Page

EXTERRAN GENERAL PARTNER, L.P.

By:	Exterran GP LLC,
its general partner

By:	/s/ Jon C. Biro
Name:	Jon C. Biro
Title:	Senior Vice President and Chief Financial Officer

EXLP OPERATING LLC

By:	/s/ David S. Miller
Name:	David S. Miller
Title:	Senior Vice President and Chief Financial Officer

EXLP LEASING LLC

By:	/s/ David S. Miller
Name:	David S. Miller
Title:	Senior Vice President and Chief Financial Officer

EXTERRAN PARTNERS, L.P.

By:	Exterran General Partner, L.P.,
its general partner

By:	Exterran GP LLC,
its general partner

By:	/s/ David S. Miller
Name:	David S. Miller
Title:	Senior Vice President and Chief Financial Officer

Contribution Agreement Signature Page